PRICING SUPPLEMENT                                          File No. 333-97937
-----------------
(To Prospectus Supplement and                                   Rule 424(b)(3)
  Prospectus dated September 25, 2002)
Pricing Supplement Number: 2271


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                                            Merrill Lynch & Co., Inc.
                                           Medium-Term Notes, Series B
                                    Due Nine Months or More from Date of Issue

                                               Floating Rate Notes


Principal Amount:          $175,000,000                             Original Issue Date:      December 18, 2002

CUSIP Number:              59018YPQ8                                Stated Maturity Date:     December 18, 2003

Issue Price:               100.00%                                  Commission:               0.0750%


Interest Calculation:                                               Day Count Convention:
--------------------                                                --------------------
/x/  Regular Floating Rate Note                                     /x/  Actual/360
/ /  Inverse Floating Rate Note                                     / /  30/360
      (Fixed Interest Rate):                                        / /  Actual/Actual



Interest Rate Basis:
-------------------
/ /  LIBOR                                                          / /  Commercial Paper Rate
/ /  CMT Rate                                                       / /  Eleventh District Cost of Funds Rate
/x/  Prime Rate                                                     / /  CD Rate
/ /  Federal Funds Open Rate                                        / /  Other (see attached)
/ /  Treasury Rate
 Designated CMT Page:                                               Designated LIBOR Page:
   CMT Moneyline Telerate Page:                                                LIBOR Moneyline Telerate Page:
                                                                                          LIBOR Reuters Page:

Index Maturity:            Not Applicable                           Minimum Interest Rate:    Not Applicable

Spread:                    -0.00282                                 Maximum Interest Rate:    Not Applicable

Initial Interest Rate:     Calculated as if the Original Issue      Spread Multiplier:        Not Applicable
                           Date were an Interest Reset Date

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

Interest Payment Dates:    Quarterly, on the 18th of March, June, September and at maturity subject to the following Business Day convention

Interest Reset Dates:      Each Business Day, commencing December 19th, 2002, to but excluding the Stated Maturity
                           Date, subject to the following Business Day convention, provided, however, the Interest
                           Rate in effect on the two Business Days preceding each Interest Payment Date or the
                           Stated Maturity Date, as the case may be, to but excluding such Interest Payment Date or Stated Maturity Date, will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date or the Stated Maturity Date, as applicable.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                      The Notes are being issued in fully registered book-entry form.

Trustee:                   JPMorgan Chase Bank

Underwriters:              Pursuant to an agreement, dated December 13, 2002 (the "Agreement"), between Merrill
                           Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                                          Principal Amount of the Notes
                           ------------                                          -----------------------------
                           Merrill Lynch, Pierce, Fenner & Smith                           $168,000,000
                                       Incorporated
                           ABN AMRO Incorporated                                             $3,500,000
                           HSBC Securities (USA) Inc.                                        $3,500,000
                                                                                            -----------
                                                             Total                         $175,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                     December 13, 2002

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